Exhibit 23.2
Consent of Torto Wheaton Research
We hereby consent to the use of our name in the Annual Report on Form 10-K for the year ended December 31, 2005 (the “10-K”) to be filed by Trizec Properties, Inc. (the “Company”) and any reference to industry data and statistics in the United States commercial office property market that we prepared and which the Company is using in the 10-K, including, but not limited to, the references to our company under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary” of the 10-K, and the incorporation by reference of such industry data and statistics in the Company’s Registration Statements on Form S-3 (Registration Nos. 333-116898 and 333-115132), Post-Effective Amendments No. 1 to the Registration Statements on Form S-11 on Form S-3 (File Nos. 333-84876 and 333-84878), Registration Statements on Form S-8 (Registration Statement Nos. 333-87548 and 333-106514) and any future registration statements that may be filed by the Company which incorporates by reference the 10-K.
Dated: March 14, 2006

Torto Wheaton Research, an unincorporated business unit of CB Richard Ellis, Inc., a Delaware corporation

/s/ Ken O'Brien

Name:  Ken O'Brien
Title:  SVP, Director of Client Services